SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

The MONY Group Inc. published the following materials on its website, www.mony.com.

MONY-AXA Financial Integration

Revised Proxy Statement Now Available: (Attachment)

Welcome

Here, you’ll find all the information you need about the proposed merger of The MONY Group and AXA Financial. Thank you for visiting.

Latest Updates

Amended Merger Agreement and May 18 Special Meeting of Stockholders	The MONY Group Inc. and AXA Financial, Inc. amended their merger agreement and MONY has scheduled a special meeting of stockholders to be held on May 18, 2004 to approve the agreement.

Increased Cash Payment	You will receive approximately $31.33 to $31.35 for each of your MONY shares in cash ($31.00 in cash per share in merger consideration, plus dividends from MONY totaling approximately $.33 to $.35 per share) if the merger agreement is approved and consummated. We believe, and industry experts agree, that AXA Financials offer represents full and fair value for your investment in MONY.

Board Recommendation	MONY’s Board of Directors, by unanimous vote and after careful consideration, recommends that MONY stockholders vote FOR the amended merger agreement

Who can Vote	Stockholders of record on April 8, 2004 will be eligible to vote to approve the merger.

How to Vote

You can vote to approve the merger today in three different and easy ways:

1.	By Proxy: Complete, sign, date and promptly mail your proxy card in the postage-paid envelope provided to you by MONY;
2.	By Internet: Go to www.votefast.com and enter the 11-digit Control Number provided to you in the instructions which are attached to your proxy card. Follow the simple screen prompts to record your vote; or
3.	By Phone: Call TOLL-FREE 1-800-542-1160 and enter the 11-digit Control Number provided to you in the instructions which are attached to your proxy card. Follow the simple telephone prompts to record your vote.

You may also attend the Special Meeting and vote in person.

If you need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting MONY in this transaction, toll-free at 1-800-488-8075.

Your Board Believes, and Professional Stock Analysts Agree, AXA Financial’s Offer is the Best Alternative for MONY Group Stockholders

$31.00 per share represents a 25.3% premium to MONYs average closing stock price over the one year period ended on the date of the mergers announcement and a return of approximately 32% over the price per share at MONYs 1998 IPO.

Professional stock analysts who follow MONY and the life insurance industry agree on two very important issues. First, AXA Financials $31.00 per share cash offer provides full and fair value to MONY stockholders. Second, no one is likely to offer more than the $31.00 per share cash bid:

We continue to believe that AXA Financials (AXA) offer of $31 is a fair price for the MONY Group (MNY) franchise, and our view has been confirmed by recent transactions.

-Vanessa Wilson, Deutsche Bank (March 23, 2004)

We continue to believe that AXAs bid to acquire MNY is fairly valued at this time and do not anticipate a higher bidder.

-Jonathan Joseph, Felicia Lazor, Fox-Pitt, Kelton (November 6, 2003)

About the Transaction

MONY and AXA Financial: A Snapshot

[ AXA FINANCIAL LOGO]

2002 Revenues	$2.3 billion	$7.5 billion

Assets Under Management (as of 12/31/03)	Approx. $60 billion	Approx. $508 billion

Brands	MONY Life Insurance Company / MONY Life of America / The Advest Group, Inc. / Enterprise Capital Management / Matrix Capital Markets Group, Inc., / Lebenthal, a division of Advest, Inc., / U.S. Financial Life Insurance Company	The Equitable Life Assurance Society of the U.S. / AXA Advisors, LLC / AXA Network / Alliance Capital Management, L.P. / Sanford C. Bernstein & Co. / AXA Distributors LLC.

Transaction Summary

Purchase Price:	Approximately $31.33 to $31.35 in cash per share for each share of
MONY common stock ($31.00 per share in cash from AXA Financial, plus two dividends from MONY totaling approximately $0.33 to $0.35 per share in cash)

Transaction Value:	Approx. $1.5 billion

Special Meeting:	Tuesday, May 18, 2004 10:30 a.m. local time New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

Record Date:	April 8, 2004 (Stockholders that own MONY stock on April 8th are eligible to vote to approve the proposed merger.)

Expected Closing of Transaction:	Second Quarter of 2004

A Full and Fair Offer for MONY Stockholders

	MONY Share Price	Purchase Price (not including $0.33 to $0.35 in dividends)	Implied Premium

52-Week Average Prior to Announced Transaction (9/17/03)	$24.74	$31.00	25.30%

30-Day Average Prior to Announced Transaction (9/17/03)	$27.72	$31.00	11.83%

As of day of announcement 9/17/03	$29.33	$31.00	5.69%

MONY has filed a revised definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement has bee sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

QUESTIONS & ANSWERS

(Additional Questions and Answers and other important information about the transaction are included in MONY’s definitive proxy statement, which is available on this website.)

What will MONY stockholders be asked to vote on?

You are being asked to consider and adopt the merger agreement, as amended, pursuant to which AXA Financial will acquire MONY through the merger of a wholly-owned subsidiary of AXA Financial, AIMA Acquisition Co., with and into MONY. In addition, in the event that there are not sufficient votes to adopt the merger agreement at the special meeting, you are being asked to consider and approve any proposal which might be made to postpone or adjourn the special meeting in order to solicit additional votes in favor of adoption of the merger agreement.

What will MONY stockholders receive in the merger?

In the merger, each issued and outstanding share of common stock of MONY will be converted into the right to receive $31.00 in cash plus two dividends from MONY totaling approximately $0.33 to $0.35 per share in cash, without interest and less any required withholding tax (subject to the right of stockholders who do not vote in favor of the merger to seek appraisal under Delaware law).

What does MONY’s Board of Directors recommend?

MONY’s board of directors unanimously recommends that MONY stockholders vote “FOR” adoption of the merger agreement. MONY’s board of directors considered many factors in deciding to recommend adoption of the merger agreement, including, among other things: the consideration of $31.00 per share in cash to be paid in the proposed merger; the environment in which MONY operates and its impact on MONY’s opportunities as a stand-alone entity or to consummate an alternative strategic transaction in the future; the strategic alternatives currently available to MONY and MONY’s financial condition, results of operations and business and earnings prospects.

The $31.00 cash per share merger consideration represents a premium of approximately 5.69% relative to the closing price of MONY common stock on September 17, 2003 and approximately 25.30% relative to the average daily closing price of MONY common stock over the one-year period ended September 17, 2003. These premiums do not include the two dividends from MONY totaling approximately $0.33 to $0.35 per share in cash.

Does AXA Financial have the financial resources to pay the aggregate merger consideration?

The aggregate consideration payable in the merger is approximately $1.5 billion. AXA Financial has represented to MONY that, as of the closing of the merger, it will have available cash sufficient to pay for and complete the merger. There is no financing condition to the consummation of the merger.

When will the merger be completed and when will MONY stockholders receive payment for their shares?

We are working toward completing the merger as quickly as possible following the stockholder vote, and believe it will be completed by the end of the second quarter of 2004. However, the closing of the merger could occur earlier or later than the second quarter of 2004 because the completion of the merger is contingent on the satisfaction of a number of closing conditions. These conditions include the approval of MONY stockholders and the approval of regulatory authorities, including applicable insurance and banking regulatory authorities. The effective time of the merger (i.e., the actual closing date) will occur on the third business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement, or on such other date as MONY and AXA Financial may otherwise agree.

Will MONY continue to pay dividends on shares of MONY common stock pending completion of the merger?

On February 5, 2004, MONY declared a dividend in the aggregate amount of $12.5 million to stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. The dividend per share is expected to be within a range of approximately $0.23 to $0.25 per share. However, the exact per share amount of the dividend will be determined by the total number of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger.

In addition, in connection with the amendment to the merger agreement of February 22, 2004, MONY declared an additional dividend in the amount of $0.10 per share to stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. Stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective date would therefore receive aggregate dividends from MONY of approximately $0.33 to $0.35, less any applicable withholding tax, for each share of MONY common stock held by such stockholder. Each of these dividends is expressly conditioned on the closing of the merger.

Are shareholders entitled to appraisal rights?

Yes. Under Delaware law, if the merger is completed and you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares of MONY common stock, as determined by the Delaware Court of Chancery. However, you can only secure appraisal rights if you deliver a written demand for an appraisal before the vote on the merger agreement and comply with the applicable Delaware law procedures. The amount awarded by the Delaware Court of Chancery could be greater than, less than or equal to $31.00 in cash per share of MONY common stock, and the demand for appraisal becomes irrevocable 60 days after the effective time of the merger. AXA Financial is not obligated to complete the merger if appraisal rights are perfected by holders of more than 15% of the issued and outstanding shares of MONY common stock as of immediately prior to the merger.

AXA Financial shall be deemed to have waived this appraisal rights closing condition if it does not invoke it within five business days after the date on which all other conditions to the merger have been satisfied or waived. If AXA Financial does invoke this condition within five business days after the date on which all other conditions to the merger have been satisfied or waived, the merger automatically terminates.

What are the U.S. federal income tax consequences of the transaction?

The conversion of shares into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger, and the receipt of dividends conditioned on the closing of the merger, to you.

When is the special meeting of stockholders to consider and act on the proposed merger?

The special meeting of stockholders will be held on Tuesday, May 18, 2004.

Why was the special meeting of stockholders postponed from February 24, 2004?

MONY postponed the special meeting of stockholders to May 18, 2004 in order to allow MONY stockholders sufficient time to consider additional disclosure in the revised proxy statement addressing the important changes to the merger agreement resulting from the recent amendment to the merger agreement and a ruling by the Delaware Chancery Court, in a lawsuit brought by certain MONY stockholders, that MONY must provide additional disclosure to stockholders relating to change in control agreements between MONY and 15 of its officers.

In addition, MONY has established April 8, 2004 as the new record date for the special meeting. This reflects MONY’s belief that due to the amendment to the merger agreement and the substantial trading volume in MONY’s shares since the original January 2, 2004 record date for the special meeting, it was necessary and appropriate to set a new record date since the original record date no longer reflects MONY’s current stockholder base and there have been important changes in the terms of the proposed transaction with AXA Financial.

What happens if I previously submitted a proxy for the special meeting of stockholders originally scheduled for February 24, 2004?

If you previously submitted a proxy for the special meeting of stockholders originally scheduled for February 24, 2004, which proxy has not subsequently been revoked, and are a holder of record on April 8, 2004, MONY intends to vote those proxies at the rescheduled special meeting of stockholders on May 18, 2004. However, we urge you to complete, sign, date and promptly mail the proxy card enclosed in the proxy statement mailed to you or cast your vote in person or by delivering your proxy via telephone or via the Internet as described in the proxy statement. You may revoke your proxy at any time before the vote is taken at the special meeting by following the procedures described in the proxy statement.

What do I need to do now?

We urge you to read MONY’s definitive proxy statement carefully, including its annexes, and consider how the merger affects you. Then, simply mark, sign, date and promptly mail the proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by proxy – by telephone or via the Internet – in accordance with the instructions on the proxy card enclosed in the proxy statement mailed to you, or the voting instruction form received from any broker, bank or other nominee that may hold shares of MONY common stock on your behalf. Please act as soon as possible so that your shares of MONY common stock can be voted at the special meeting.

Who can be contacted with questions?

If you have questions with respect to the proposed transaction, you can contact D. F. King & Co., Inc., which is assisting MONY in connection with the proposed merger. Call toll-free at 1-800-488-8075. Information is also available on MONY’s website: www.mony.com.

MONY has filed a revised definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement has bee sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Wall Street Experts Agree that $31.00 per Share in Cash is Full and Fair Value for MONY

Professional stock analysts who follow MONY and the life insurance industry agree on two very important issues. First, AXA Financial’s $31.00 per share cash offer provides full and fair value to MONY stockholders. Second, no one is likely to offer more than the $31.00 per share cash bid:

“We continue to believe that AXA Financial’s (AXA) offer of $31 is a fair price for the MONY Group (MNY) franchise, and our view has been confirmed by recent transactions.”

- Vanessa Wilson, Deutsche Bank (March 23, 2004)

“We continue to believe that AXA’s bid to acquire MNY is fairly valued at this time and do not anticipate a higher bidder.”

- Jonathan Joseph, Felicia Lazor, Fox-Pitt, Kelton (November 6, 2003)

“Although AXA’s offer price of US$31 per share appears aggressive, we believe it is fair given the company’s low ROE and estimated embedded value of US$1.5 billion.”

“[O]ur view is that MONY has been for sale for a long time and that there will be no other entrants into this process.”

- Andrew Crean, Kato Mukuru, Citigroup (September 19, 2003)

“We see limited risk of a topping bid or an increase in the offering price from AXA.”

- Vanessa Wilson, Stelian Dragan, Lucien Noel, Deutsche Bank (December 31, 2003)

“Standard & Poor’s expects the acquisition to be completed successfully. Following a review of integration plans, Standard & Poor’s expects to affirm the ratings on MONY and revise the outlook to either positive or stable.”

- Thomas Upton, Rodney A. Clark, Standard & Poor’s (September 18, 2003)

“… MONY has always traded at a discount to its book value since its listing and the last time its share price was about $31 was back in July 2002.”

- Mikir Shah, Johnny Vo, William Allen, ABN-Amro (October 8, 2003)

Consider what one fund manager (whose fund group has publicly criticized the merger) told his own investors with respect to the possibility that MONY stockholders might receive more than the $31.00 merger price:

“I believed that the likelihood of any such events occurring was slim, as the field of potential bidders was relatively limited, the company had been broadly, albeit informally, shopped around, and the ability of an acquirer to cut costs at MONY was vastly overestimated by most analysts (i.e., MONY’s expense structure is not nearly as bloated as most people think, and AXA has an almost unique ability to realize the most cost savings of any potential acquirer.)”

- Curtis R. Jensen, Third Avenue Small-Cap Fund (October 31, 2003)

Delaware Chancery Court Comments

The Court of Chancery of the State of Delaware noted the following in its written opinion relating to certain litigation in connection with the merger:

“Again, the record shows the [MONY] Board acted reasonably in making its determination. The Board, whose members are financially sophisticated and knowledgeable about the insurance and financial services industry, relied on its knowledge of the industry and of potential strategic partners available to MONY. . . . [T]he Board . . . determined that . . . AXA [Financial] was a ‘perfect fit,’ for MONY, and thus presented an offer that was the best price reasonably available to stockholders.”

Additionally, the Court noted that:

“The Board actively supervised Roth’s negotiations. And during this pursuit, Roth acted diligently in securing improvements for MONY.”

“ . . the Board’s judgment was reasonable that the risks of a pre-agreement auction, as opposed to a post-agreement market check, outweighed the benefits.”

“ . . Roth briefed the Board regularly on MONY’s strategic alternatives and industry developments, and the Board was advised of alternatives to the Merger.”

- Vice Chancellor Lamb, Memorandum Opinion, dated February 17, 2004,

In Re The MONY Group Inc. Shareholder Litigation.

MONY has filed a revised definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement has bee sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).